UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2016

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John J. Healy, Jr. advised the Company’s Board of Directors on February 10, 2016, that he will not stand for re-election at the upcoming 2016 Annual Meeting of Shareholders.  Mr. Healy’s decision is consistent with the term limit expectations that the Board of Directors recently incorporated into the Company’s Corporate Governance Guidelines as described below, and was not based on any disagreement with the Company.

Mr. Healy has been a director of the Company for over 19 years.  He has served, at various times, on the Audit, Compensation, Investment and Finance, and Nominating and Corporate Governance committees of the Board.   Mr. Healy has been and continues to be a valued member of the Board, and will continue to serve on the Board through the date of the Company’s 2016 Annual Meeting.  The Board expects to nominate for re-election to the Board all other current directors.

Item 8.01              Other Events.

On February 11, 2016, the Company’s Board of Directors amended the Company’s Corporate Governance Guidelines to incorporate new term limit expectations that reflect the Board’s view of the importance of board succession planning and periodic refreshment of the Board.  Specifically, the Corporate Governance Guidelines, as amended, (i) express an expectation that a director will not be re-nominated after the completion of 12 full years of service or within the several years that follow; (ii) express an expectation that the Lead Independent Director will serve in that role for approximately three to five years, and (iii) express an expectation that Committee chairs will serve for three to five years.  In each case, the guideline is flexible and the exact timing for any transition will depend on the needs of the Board at the time and the timing of identification and nomination of a successor. The full text of the Company’s Amended and Restated Corporate Governance Guidelines is available on the Investor Relations section of the Company’s website under “Corporate Governance Documents.”

Also on February 11, 2016, the Company amended the terms of various compensation related plans and documents to give effect to the following principal changes:

(i)  To implement “double trigger” vesting of restricted stock awards upon a Sale Event (as defined in the Company’s 2009 Stock Option and Incentive Plan (the “2009 Stock Incentive Plan”), as amended most recently on February 11, 2016 and as filed with this Report on Form 8-K).  As amended, unvested restricted stock awards will not automatically vest upon a Sale Event but will become fully vested upon termination without Cause (as defined in the 2009 Stock Incentive Plan), death, disability or termination by the employee within 24 months of the Sale Event for Good Reason (as defined in the 2009 Stock Incentive Plan).  This change will apply to (i) all restricted stock awards that are granted in connection with the Company’s annual stock bonus program beginning in 2016 for 2015 service, and (ii) all awards of restricted stock that are issued upon vesting and conversion of multi-year performance awards with performance periods beginning on or after January 1, 2016.

(ii) To amend the terms of multi-year performance awards so that upon a Sale Event, outstanding performance awards are earned at target performance and converted into shares of restricted stock that are thereafter subject to three-year vesting with earlier acceleration for termination without Cause (as defined in the 2009 Stock Incentive Plan), death, disability or, termination by the employee within 24 months of the Sale Event for Good Reason.  This change applies to performance awards with performance periods beginning on or after January 1, 2016.

The compensation related plans and documents that are affected by these changes and that are provided herewith are the 2009 Stock Incentive Plan, the Officer Severance Plan (which applies only in the event of a Sale Event), the form of Restricted Stock Agreement for use with restricted shares of stock, and the Award Terms for performance award agreements.

Item 9.01 Exhibits

(d)                                 Exhibits.

Exhibit No.	Description

99.1	Amended and Restated 2009 Stock Option and Incentive Plan, dated February 11, 2016.

99.2	Amended and Restated Officer Severance Plan, dated February 11, 2016.

99.3	Form of Stock Grant and Restricted Stock Agreement, approved February 11, 2016.

99.4	Form of Award Terms of Performance-Based Restricted Stock Units, approved February 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

February 16, 2016
	By:	/s/ Kevin P. O’Shea
	Name:	Kevin P. O’Shea
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Amended and Restated 2009 Stock Option and Incentive Plan, dated February 11, 2016.

99.2	Amended and Restated Officer Severance Plan, dated February 11, 2016.

99.3	Form of Stock Grant and Restricted Stock Agreement, approved February 11, 2016.

99.4	Form of Award Terms of Performance-Based Restricted Stock Units, approved February 11, 2016.